Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports 2025

Third Quarter Financial Results

Third Quarter 2025 Highlights:

●	Total revenue increased 17% to $240.2 million

●	Net loss available to stockholders was $49 thousand

●	Adjusted EBITDA increased 25% to $57.3 million

●	Lindblad segment net yield per available guest night increased 9% to $1,314

●	Occupancy increased to 88% from 82%

●	The Company refinanced its long-term debt, lowering its interest rate to 7.00% and extending maturity to 2030

NEW YORK, November 4, 2025 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the third quarter ended September 30, 2025.

Natalya Leahy, Chief Executive Officer, said “Our latest quarter is a testament to our great team and disciplined focus on strategic priorities and unforgettable guest experiences. Both our land and marine segments grew strongly with overall corporate revenue up 17% and a new record level of adjusted EBITDA while achieving highest ever measured guest satisfaction scores. Finally, the excellent work done to strengthen our balance sheet positions us for durable and profitable growth well into 2030.”

THIRD QUARTER RESULTS

Tour Revenues

Third quarter tour revenues of $240.2 million increased $34.2 million, or 17%, as compared to the same period in 2024. The increase was driven by a $16.3 million increase at the Lindblad segment and a $17.9 million increase at the Land Experiences segment.

Lindblad segment tour revenues of $137.6 million increased $16.3 million, or 13%, compared to the third quarter a year ago primarily due to a 9% increase in net yield per available guest night to $1,314 driven by higher pricing and an increase in occupancy to 88% from 82% in the third quarter a year ago.

Land Experiences tour revenues of $102.6 million increased $17.9 million, or 21%, compared to the third quarter a year ago primarily due to operating additional trips and higher pricing.

Net Income

Net loss available to stockholders for the third quarter was $49 thousand, $0.00 per diluted share, as compared with net income available to stockholders of $21.3 million, $0.36 per diluted share, in the third quarter of 2024. The $21.4 million decrease primarily reflects $23.5 million in debt refinancing expenses and a $4.2 million decrease in the income tax benefit recorded during the quarter, partially offset by improved operating results, including a $1.8 million benefit related to employee retention tax credits received.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $57.3 million increased $11.4 million as compared to the same period in 2024 driven by a $6.5 million increase at the Lindblad segment and $4.9 million at the Land Experiences segment.

Lindblad segment Adjusted EBITDA of $32.8 million increased $6.5 million as compared to the same period in 2024, primarily due to increased tour revenues and employee retention tax credits, partially offset by higher royalties and commission expense related to the increased revenues and royalty rates per the National Geographic agreement.

Land Experiences segment Adjusted EBITDA of $24.5 million increased $4.9 million as compared to the same period in 2024, primarily due to increased tour revenues, partially offset by increased operating and personnel costs and higher marketing spend to drive future growth.

	For the three months ended September 30,				For the nine months ended September 30,
(In thousands)	2025	2024	Change	%	2025	2024	Change	%
Tour revenues:
Lindblad	$137,561	$121,268	$16,293	13%	$379,714	$332,624	$47,090	14%
Land Experiences	102,611	84,737	17,874	21%	208,124	163,494	44,630	27%
Total tour revenues	$240,172	$206,005	$34,167	17%	$587,838	$496,118	$91,720	18%
Operating income:
Lindblad	$13,236	$11,680	$1,556	13%	$19,553	$10,092	$9,461	94%
Land Experiences	22,734	17,801	4,933	28%	31,440	19,032	12,408	65%
Operating income	$35,970	$29,481	$6,489	22%	$50,993	$29,124	$21,869	75%
Adjusted EBITDA:
Lindblad	$32,773	$26,238	$6,535	25%	$75,422	$53,429	$21,993	41%
Land Experiences	24,490	19,574	4,916	25%	36,666	24,373	12,293	50%
Total adjusted EBITDA	$57,263	$45,812	$11,451	25%	$112,088	$77,802	$34,286	44%

Balance Sheet and Liquidity

The Company’s cash and cash equivalents and restricted cash were $290.1 million as of September 30, 2025, as compared with $216.1 million as of December 31, 2024. The increase primarily reflects $97.1 million in cash from operations due primarily to increased bookings for future travel, which was partially offset by $36.8 million in cash used in purchasing property and equipment.

During the third quarter, the Company completed a refinancing of its long-term debt through the issuance of new Senior Secured Notes due 2030, bearing interest at a rate of 7.00%. The refinancing extended the Company’s weighted average debt maturity profile by several years and reduced its blended borrowing rate by approximately 75 basis points compared to the prior structure, which included 2027 Notes at 6.75% and 2028 Notes at 9.00%.

This refinancing simplified the Company’s capital structure and enhanced financial flexibility to support strategic growth initiatives across both its ship- and land-based operations.

As of September 30, 2025, the Company had a total debt position of $675.0 million and was in compliance with all of its applicable debt covenants. S&P Global also upgraded the Company’s corporate credit rating during the quarter, citing the Company’s strong operating performance and its forward-booked position.

2025 OUTLOOK

The Company’s current expectations for the full year 2025 are as follows

●	Tour revenues of $745 - $760 million

●	Adjusted EBITDA of $119 - $123 million

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 9:00 a.m. Eastern Time on November 4, 2025, to discuss the earnings of the Company. The conference call can be accessed by dialing 1-800-715-9871 (United States), 1-646-307-1963 (International).

The Access Code is 1144402. A replay of the call will be available at the Company's investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company”) is a leader in global expedition travel, offering immersive, educational journeys that span all seven continents through its six pioneering brands. Driven by a passion for the planet and the belief that there is always more to be discovered, the Company leads travelers to the farthest reaches of the world with an expansive portfolio of ship- and land-based expeditions. In collaboration with National Geographic, Lindblad Expeditions operates and sells the National Geographic-Lindblad Expeditions co-brand, which offers ship-based voyages that allow guests to explore remote destinations alongside scientists and naturalists, and with state-of-the-art exploration tools. In addition to its renowned modern expedition cruises, the Company's award-winning land-based brands—Natural Habitat Adventures, Off the Beaten Path, DuVine Cycling + Adventure Co., Classic Journeys, and Wineland-Thomson Adventures—provide extraordinary wildlife, cultural, and adventure-focused experiences. Together, these brands connect travelers with some of the planet's most inspiring natural and cultural landscapes, fostering a deep appreciation for the world.

To learn more about Lindblad Expeditions Holdings, Inc., its growing portfolio of brands, and the Company's commitment to responsible exploration, visit investors.expeditions.com.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company's financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company's financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:(i) adverse general economic factors, including the impact of geopolitical, macroeconomic conditions, tariffs, changes in trade policies or capital markets volatility, that decrease the level of disposable income of consumers or consumer confidence and negatively impact the ability or desire of people to travel; (ii) cancelling or rescheduling of voyages, the denial and/or unavailability of ports of call and other potential disruptions to our business and operations related to health pandemics, political or civil unrest, war, terrorism, or other similar events; (iii) increases in fuel prices, changes in fuels consumed and availability of fuel supply in the geographies in which we operate or in general; (iv) the loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs; (v) the impact of delays or cost overruns with respect to anticipated or unanticipated drydock, maintenance, modifications or other required construction related to any of our vessels; (vi) unscheduled disruptions in our business due to civil unrest, travel restrictions, weather events, mechanical failures, pandemics or other events; (vii) management of our growth and our ability to execute on our planned growth, including our ability to successfully integrate acquisitions; (viii) our ability to maintain our relationships with National Geographic and/or World Wildlife Fund; (ix) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (x) our substantial indebtedness and our ability to remain in compliance with the financial and/or operating covenants in such arrangements; (xi) the impact of material litigation, enforcement actions, claims, fines or penalties on our business; (xii) the impact of severe or unusual weather conditions, including climate change, on our business; (xiii) the impact of changes in tax policies and other governmental regulations in the geographies in which we operate; (xiv) adverse publicity regarding the travel and cruise industry in general; (xv) loss of business due to competition; (xvi) the inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them; (xvii) the result of future financing efforts; and (xviii) those risks described in the Company's filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company's website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of September 30, 2025	As of December 31, 2024
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$261,781	$183,941
Restricted cash	28,343	32,202
Prepaid expenses and other current assets	73,664	62,290
Total current assets	363,788	278,433

Property and equipment, net	527,609	518,390
Goodwill	61,145	59,031
Intangibles, net	17,365	15,923
Other long-term assets	6,627	5,128
Total assets	$976,534	$876,905

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$362,276	$318,666
Accrued expenses	54,848	58,054
Accounts payable	20,650	13,860
Lease liabilities - current	821	1,845
Long-term debt - current	10	29
Total current liabilities	438,605	392,454

Long-term debt, less current portion	663,443	625,425
Deferred tax liabilities	2,545	3,537
Other long-term liabilities	745	1,024
Total liabilities	1,105,338	1,022,440

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	81,821	78,155
Redeemable noncontrolling interests	45,968	29,424
	127,789	107,579

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 Series A shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 55,392,217 and 54,507,977 issued, 55,294,328 and 54,376,154 outstanding as of September 30, 2025 and December 31, 2024, respectively	6	6
Additional paid-in capital	127,973	109,473
Accumulated deficit	(384,572)	(362,881)
Accumulated other comprehensive income	-	288
Total stockholder’s deficit	(256,593)	(253,114)
Total liabilities, mezzanine equity and stockholders’ deficit	$976,534	$876,905

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024

Tour revenues	$240,172	$206,005	$587,838	$496,118

Operating expenses:
Cost of tours	124,373	109,786	308,611	277,191
General and administrative	34,808	29,002	98,613	86,074
Selling and marketing	30,091	25,003	84,722	66,042
Depreciation and amortization	14,930	12,733	44,899	37,687
Total operating expenses	204,202	176,524	536,845	466,994

Operating income	35,970	29,481	50,993	29,124

Other (expense) income:
Interest expense, net	(11,256)	(11,234)	(34,503)	(34,140)
(Loss) gain on foreign currency	(318)	203	982	(48)
Other income	1,105	1	1,134	9
Loss on extinguishment of debt	(23,492)	-	(23,492)	-
Total other expense	(33,961)	(11,030)	(55,879)	(34,179)

Income (loss) before income taxes	2,009	18,451	(4,886)	(5,055)
Income tax benefit	(2,564)	(6,747)	(3,503)	(2,050)

Net income (loss)	4,573	25,198	(1,383)	(3,005)
Net income attributable to noncontrolling interest	3,383	2,683	4,783	3,125
Net income (loss) attributable to Lindblad Expeditions Holdings, Inc.	1,190	22,515	(6,166)	(6,130)
Series A redeemable convertible preferred stock dividend	1,239	1,168	3,667	3,455

Net (loss) income available to stockholders	$(49)	$21,347	$(9,833)	$(9,585)

Weighted average shares outstanding
Basic	55,557,530	54,097,365	54,859,959	53,662,237
Diluted	55,557,530	62,591,165	54,859,959	53,662,237

Undistributed (loss) income per share available to stockholders:
Basic	$(0.00)	$0.39	$(0.18)	$(0.18)
Diluted	$(0.00)	$0.36	$(0.18)	$(0.18)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the nine months ended September 30,
	2025	2024
Cash Flows From Operating Activities
Net loss	$(1,383)	$(3,005)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	44,899	37,687
Amortization of deferred financing costs, net	2,684	2,775
Amortization of right-to-use lease assets	1,254	705
Stock-based compensation	14,489	7,362
Deferred income taxes	(984)	(2,118)
(Gain) loss on foreign currency	(982)	48
Write-off of unamortized deferred financing costs due to debt extinguishment	7,111	-
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(8,891)	(2,221)
Unearned passenger revenues	41,134	48,440
Other long-term assets	(1,023)	(519)
Other long-term liabilities	(1,010)	-
Accounts payable and accrued expenses	1,147	2,256
Operating lease liabilities	(1,304)	(735)
Net cash provided by operating activities	97,141	90,675

Cash Flows From Investing Activities
Purchases of property and equipment	(36,778)	(23,647)
Acquisitions (net of cash acquired)	(17,359)	(10,741)
Net cash used in investing activities	(54,137)	(34,388)

Cash Flows From Financing Activities
Proceeds from long-term debt	675,010	-
Repayments of long-term debt	(635,029)	(78)
Payment of deferred financing costs	(11,777)	(21)
Additional acquisition of redeemable noncontrolling interest	-	(16,720)
Repurchase under stock-based compensation plans and related tax impacts	3,061	(2,237)
Net cash provided by (used in) financing activities	31,265	(19,056)
Effect of exchange rate changes on cash	(288)	-
Net increase in cash, cash equivalents and restricted cash	73,981	37,231
Cash, cash equivalents and restricted cash at beginning of period	216,143	187,344

Cash, cash equivalents and restricted cash at end of period	$290,124	$224,575

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$43,875	$36,994
Income taxes	2,239	-
Non-cash investing and financing activities:
Shares issued in connection with acquisition	-	6,000
Non-cash preferred stock dividend	$3,667	$3,455
Additional paid-in capital exercise proceeds of option shares	358	117
Additional paid-in capital exchange proceeds used for option shares	(358)	(117)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated

Consolidated	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2025	2024	2025	2024
Net income (loss)	$4,573	$25,198	$(1,383)	$(3,005)
Interest expense, net	11,256	11,234	34,503	34,140
Income tax benefit	(2,564)	(6,747)	(3,503)	(2,050)
Depreciation and amortization	14,930	12,733	44,899	37,687
Loss (gain) loss on foreign currency	318	(203)	(982)	48
Stock-based compensation	5,370	2,529	14,489	7,362
Transaction-related costs	159	1,069	873	3,258
Other (income) expense	20	(1)	(9)	(9)
Debt extinguishment	23,492	-	23,492	-
Acquisition gain	(1,125)	-	(1,125)	-
Reorganization costs	834	-	834	371
Adjusted EBITDA	$57,263	$45,812	$112,088	$77,802

Reconciliation of Operating Income to Adjusted EBITDA

Lindblad Segment	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2025	2024	2025	2024
Operating income	$13,236	$11,680	$19,553	$10,092
Depreciation and amortization	13,360	11,761	40,672	34,992
Stock-based compensation	5,325	2,352	14,186	7,185
Transaction-related costs	18	445	177	789
Reorganization costs	834	-	834	371
Adjusted EBITDA	$32,773	$26,238	$75,422	$53,429

Land Experiences Segment	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2025	2024	2025	2024
Operating income	$22,734	$17,801	$31,440	$19,032
Depreciation and amortization	1,570	972	4,227	2,695
Transaction-related costs	141	624	696	2,469
Stock-based compensation	45	177	303	177
Adjusted EBITDA	$24,490	$19,574	$36,666	$24,373

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the nine months ended September 30,
	2025	2024
Net cash provided by operating activities	$97,141	$90,675
Less: purchases of property and equipment	(36,778)	(23,647)
Free Cash Flow	$60,363	$67,028

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024
Available Guest Nights	95,487	91,293	252,327	254,651
Guest Nights Sold	84,143	74,845	221,315	199,982
Occupancy	88%	82%	88%	79%
Maximum Guests	11,909	11,225	32,906	30,501
Number of Guests	10,685	9,414	29,165	24,695
Voyages	159	137	433	380

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended September 30,		For the nine months ended September 30,
(In thousands, except for Available Guest Nights, Gross and Net Yield per Available Guest Night)	2025	2024	2025	2024
Guest ticket revenues	$120,979	$109,140	$331,804	$295,727
Other tour revenue	16,582	12,128	47,910	36,897
Tour Revenues	137,561	121,268	379,714	332,624
Less: Commissions	(5,304)	(5,212)	(15,349)	(13,791)
Less: Other tour expenses	(6,762)	(6,060)	(23,095)	(19,417)
Net Yield	$125,495	$109,996	$341,270	$299,416
Available Guest Nights	95,487	91,293	252,327	254,651
Gross Yield per Available Guest Night	$1,441	$1,328	$1,505	$1,306
Net Yield per Available Guest Night	1,314	1,205	1,352	1,176

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2025	2024	2025	2024
Operating income	$13,236	$11,680	$19,553	$10,092
Cost of tours	63,800	59,202	187,092	177,306
General and administrative	23,682	19,089	65,758	57,628
Selling and marketing	23,483	19,536	66,639	52,606
Depreciation and amortization	13,360	11,761	40,672	34,992
Less: Commissions	(5,304)	(5,212)	(15,349)	(13,791)
Less: Other tour expenses	(6,762)	(6,060)	(23,095)	(19,417)
Net Yield	$125,495	$109,996	$341,270	$299,416

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross and Net Cruise Cost	For the three months ended September 30,		For the nine months ended September 30,
(In thousands, except for Available Guest Nights, Gross and Net Cruise Cost per Avail. Guest Night)	2025	2024	2025	2024
Cost of tours	$63,800	$59,202	$187,092	$177,306
Plus: Selling and marketing	23,483	19,536	66,639	52,606
Plus: General and administrative	23,682	19,089	65,758	57,628
Gross Cruise Cost	110,965	97,827	319,489	287,540
Less: Commissions	(5,304)	(5,212)	(15,349)	(13,791)
Less: Other tour expenses	(6,762)	(6,060)	(23,095)	(19,417)
Net Cruise Cost	98,899	86,555	281,045	254,332
Less: Fuel Expense	(6,224)	(5,460)	(17,755)	(19,895)
Net Cruise Cost Excluding Fuel	92,675	81,095	263,290	234,437
Non-GAAP Adjustments:
Stock-based compensation	(5,325)	(2,352)	(14,186)	(7,185)
Transaction-related costs	(18)	(445)	(177)	(789)
Reorganization costs	(834)	-	(834)	(371)
Adjusted Net Cruise Cost Excluding Fuel	$86,498	$78,298	$248,093	$226,092
Adjusted Net Cruise Cost	$92,722	$83,758	$265,848	$245,987
Available Guest Nights	95,487	91,293	252,327	254,651
Gross Cruise Cost per Available Guest Night	$1,162	$1,072	$1,266	$1,129
Net Cruise Cost per Available Guest Night	1,036	948	1,114	999
Net Cruise Cost Excluding Fuel per Available Guest Night	971	888	1,043	921
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	906	858	983	888
Adjusted Net Cruise Cost per Available Guest Night	971	917	1,054	966

Reconciliation of 2025 Adjusted EBITDA guidance:

(In millions)	Full Year 2025
Loss before income taxes	$(29)	to	$(19)
Depreciation and amortization	60	to	59
Interest expense, net	46	to	46
Stock-based compensation	19	to	17
Other	23	to	20
Adjusted EBITDA	$119	to	$123

A reconciliation of net income to Adjusted EBITDA guidance is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.

Category: Financial

SOURCE Lindblad Expeditions